Exhibit 99.5

Execution Version

SUPPORT AGREEMENT

BY AND AMONG

AMERICAN MIDSTREAM PARTNERS, LP,

AMERICAN MIDSTREAM GP, LLC,

MAGNOLIA INFRASTRUCTURE HOLDINGS, LLC,

MAGNOLIA INFRASTRUCTURE PARTNERS, LLC,

HIGH POINT INFRASTRUCTURE PARTNERS, LLC,

BUSBAR II, LLC,

LONESTAR MIDSTREAM HOLDINGS LLC,

JP ENERGY DEVELOPMENT, LP,

JP ENERGY DEVELOPMENT GP, LLC

AND

AL LONESTAR, LLC

DATED AS OF OCTOBER 23, 2016

SUPPORT AGREEMENT

SUPPORT AGREEMENT, dated as of October 23, 2016 (this “Agreement”), by and among AMERICAN MIDSTREAM PARTNERS, LP, a Delaware limited partnership (“AMID”), AMERICAN MIDSTREAM GP, LLC, a Delaware limited liability company and the general partner of AMID (“AMID GP”), MAGNOLIA INFRASTRUCTURE HOLDINGS, LLC, a Delaware limited liability company (“Magnolia”), MAGNOLIA INFRASTRUCTURE PARTNERS, LLC, a Delaware limited liability company (“Magnolia Partners”), HIGH POINT INFRASTRUCTURE PARTNERS, LLC, a Delaware limited liability company (“HPIP”), BUSBAR II, LLC, a Delaware limited liability company (“Busbar”), LONESTAR MIDSTREAM HOLDINGS LLC, a Delaware limited liability company (“Lonestar”), JP ENERGY DEVELOPMENT, LP, a Delaware limited liability partnership (“JPE Development”), JP ENERGY DEVELOPMENT, GP, LLC, a Delaware limited liability company and the general partner of JPE Development (“JPE Development GP”), and AL LONESTAR, LLC, a Delaware limited liability company (“AL,” and together with Magnolia, Magnolia Partners, HPIP, Busbar, Lonestar, JPE Development and JPE Development GP, the “Supporting Parties” and each a “Supporting Party”).

W I T N E S S E T H:

WHEREAS, concurrently with the execution of this Agreement, AMID, AMID GP, JP Energy Partners LP, a Delaware limited partnership (“JPE”), JP Energy GP II LLC, a Delaware limited liability company (“JPE GP”), AMID Merger Sub, LLC, a Delaware limited liability company and a wholly-owned subsidiary of AMID (“Merger Sub”), AMID Merger Sub GP, LLC, a Delaware limited liability company and a wholly-owned subsidiary of AMID (“Merger Sub GP”) are entering into an Agreement and Plan of Merger, dated as of the date hereof (as amended, supplemented, restated or otherwise modified from time to time, the “Merger Agreement”), pursuant to which, among other things, JPE shall be merged with Merger Sub (the “Merger”), with JPE continuing its existence as the surviving entity and as a wholly-owned subsidiary of AMID, each outstanding common unit representing common limited partner interests of JPE (the “Common Units”) (other than Common Units held by Lonestar, JPE Development and their Affiliates) will be converted into the right to receive 0.5775 common units of AMID (the “AMID Common Units”), and each outstanding Common Unit, and each outstanding subordinated unit representing subordinated limited partner interests of JPE (the “Subordinated Units”), held by Lonestar, JPE Development and their Affiliates will be converted into the right to receive 0.5225 AMID Common Units (“Affiliate Exchange Ratio”), all on the terms specified therein;

WHEREAS, as of the date hereof, Lonestar is the record or direct owner in the aggregate of, and has the right to vote and dispose of, 3,514,914 Common Units and 14,342,733 Subordinated Units;

WHEREAS, JPE Development is the record or direct owner of 159,273 Common Units and 649,921 Subordinated Units;

WHEREAS, as of the date hereof, Magnolia is the record or direct owner in the aggregate of, and has the right to vote and dispose of, 8,664,468 Series C Preferred Units (as defined herein) of AMID;

WHEREAS, concurrently with the consummation of the Merger, Magnolia desires to grant AMID an option to purchase 3,571,429 of the outstanding Series C Preferred Units held by Magnolia on the terms and subject to the conditions set forth in Section 2.4 hereof;

WHEREAS, HPIP and Magnolia Partners are the record or direct owners of 6,966,523 Series A-1 Convertible Preferred Units of AMID and 2,984,672 Series A-2 Convertible Preferred Units of AMID, respectfully;

WHEREAS, the Merger Agreement contemplates that as a condition to the closing of the Merger the AMID Partnership Agreement Amendment (as defined in the Merger Agreement) will have been adopted and approved, with such AMID Partnership Agreement Amendment to be effective as of the Effective Time (as defined in the Merger Agreement);

WHEREAS, approval of the AMID Partnership Agreement Amendment requires the approval by the holders of the Series A-1 Convertible Preferred Units and the Series A-2 Convertible Preferred Units, and HPIP and Magnolia Partners have agreed on the terms and subject to the conditions set forth herein to vote their Series A-1 Convertible Preferred Units and Series A-2 Convertible Preferred Units, respectively, for approval of the AMID Partnership Agreement Amendment; and

WHEREAS, in connection with their entry into the Merger Agreement, and as an inducement and as a condition to the willingness of the parties to the Merger Agreement to enter into the Merger Agreement, AMID and AMID GP have required that each of the Supporting Parties enter into this Agreement and abide by the covenants and obligations with respect to the Covered Units (as hereinafter defined) set forth herein;

NOW THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements herein contained, and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE I

GENERAL

1.1. Defined Terms. The following capitalized terms, as used in this Agreement, shall have the meanings set forth below. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed thereto in the Merger Agreement.

“Affiliate” shall have the meaning assigned to such term in the Merger Agreement.

“AMID Partnership Agreement” means the Fifth Amended and Restated Agreement of Limited Partnership of American Midstream Partners, LP, as amended or supplemented from time to time.

“AMID Partnership Agreement Amendment” shall have the meaning set forth in the recitals.

“Covered Units” any Units that any Supporting Party or any of their Subsidiaries owns or acquires of record on or after the date hereof.

“Closing Date” shall have the meaning assigned to such term in the Merger Agreement.

“Delaware Courts” shall have the meaning set forth in Section 7.5.

“Effective Time” shall have the meaning assigned to such term in the Merger Agreement.

“Encumbrances” shall mean any and title defects, charges, liens, mortgages, pledges, claims, security interests, options, restrictions, and other encumbrances of every type and description, whether imposed by law, agreement, understanding or otherwise, other than those imposed under applicable securities laws.

“JPE Partnership Agreement” means the Third Amended and Restated Agreement of Limited Partnership of JP Energy Partners LP, as amended or supplemented from time to time.

“Notice” has the meaning set forth in Section 7.2.

“Option Units” has the meaning set forth in Section 2.4(a).

“Orders” shall have the meaning set forth in Section 3.1(d).

“Proxy Designee” means a Person designated by the AMID Conflicts Committee by written notice to each of the parties hereto, which notice may simultaneously revoke the designation of any Person as a Proxy Designee.

“Series A-1 Convertible Preferred Units” shall have the meaning assigned to such term in the AMID Partnership Agreement.

“Series A-2 Convertible Preferred Units” shall have the meaning assigned to such term in the AMID Partnership Agreement.

“Series C Purchase Right”shall have the meaning set forth in Section 2.4.

“Series C Preferred Unit” shall have the meaning assigned to such term in the AMID Partnership Agreement.

“Series C Unit Purchase Price” shall have the meaning set forth in Section 2.4.

“Termination Date” shall have the meaning set forth in Section 6.2.

“Transfer” means, directly or indirectly, to sell, transfer, assign or similarly dispose of (by merger (including by conversion into securities or other consideration), by tendering into any tender or exchange offer, by testamentary disposition, by operation of law or otherwise), either voluntarily or involuntarily, or to enter into any contract, option or other arrangement or understanding with respect to the voting of or sale, transfer, assignment or similar disposition of (by merger (including by conversion into securities or other consideration), by tendering into any tender or exchange offer, by testamentary disposition, by operation of law or otherwise); provided that, for purposes of clarification, a Transfer shall not include any existing or future pledges or security interests issued by any Supporting Party in connection with a bona fide loan.

“Unit” shall have the meaning assigned to such term in the JPE Partnership Agreement.

ARTICLE II

ACTIONS IN CONNECTION WITH THE MERGER AGREEMENT

2.1. Agreement to Vote Covered Units.

(a) Each of the Supporting Parties hereby irrevocably and unconditionally agrees, in its capacity as a current or future unitholder of JPE, that prior to the Termination Date (as defined herein), at any meeting of the unitholders of JPE, however called, including any adjournment or postponement thereof, or in connection with any written consent of the unitholders of JPE, it shall, to the fullest extent that the Covered Units are entitled to vote thereon or consent thereto (the parties hereto acknowledge that in accordance with the JPE Partnership Agreement Common Units owned by Lonestar and JPE Development will not be entitled to vote for approval and adoption of the Merger Agreement or the Merger):

(i) appear at each such meeting or otherwise cause its Covered Units to be counted as present thereat for purposes of establishing a quorum; and

(ii) vote (or cause to be voted), in person or by proxy, or deliver (or cause to be delivered) a written consent covering, all of the Covered Units (to the extent such Covered Units are entitled to vote) (A) in favor of the approval and adoption of the Merger Agreement, the Merger and all other transactions contemplated by the Merger Agreement and any other matter necessary for the consummation of such transactions submitted for the vote or written consent of the unitholders of JPE; (B) against any action or agreement that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of JPE or JPE GP or any of their Subsidiaries contained in the Merger Agreement; and (C) against any action, agreement or transaction that would impede, delay or postpone the Merger or the other transactions contemplated by the Merger Agreement.

(b) Except as specified in Section 2.1(a), each Supporting Party may vote the Covered Units in its discretion on all matters submitted for the vote of unitholders of JPE or in connection with any written consent of JPE’s unitholders.

2.2. General Support; No Inconsistent Agreements.

(a) Each of the Supporting Parties hereby represents, covenants and agrees that, except for this Agreement, it and its Affiliates (i) have not entered into, and shall not enter into at any time while this Agreement remains in effect, any voting agreement or voting trust with respect to its Covered Units, (ii) have not granted, and shall not grant at any time while this Agreement remains in effect, a proxy, consent or power of attorney with respect to their Covered Units, (ii) have not taken and shall not knowingly take any action that would make any representation or warranty of such Supporting Party contained herein untrue or incorrect or have the effect of preventing or disabling such Supporting Party from performing any of its obligations under this Agreement, and (iii) shall not solicit, initiate, encourage, or otherwise take any action supporting a JPE Alternative Proposal or a JPE Superior Proposal.

(b) In addition to the actions set forth in Section 2.1 and Section 2.2(a), until such time as this Agreement is terminated pursuant to Article V, each of the Supporting Parties hereby represents, covenants and agrees, to support, in every other respect (i) the approval, adoption and consummation of the Merger Agreement, the Merger, and all other transactions contemplated by the Merger Agreement, including but not limited to (x) the provisions of this Agreement, (y) upon the reasonable request of AMID GP or JPE GP the approval and adoption of the AMID Partnership Agreement Amendment, and the (z) preparation and filing of all regulatory filings contemplated in the Merger Agreement.

(c) If, prior to the Termination Date a JPE Adverse Recommendation Change occurs pursuant to Section 5.3 of the Merger Agreement, then this Agreement shall not prohibit or restrict any officer, director or Affiliate of any of the Supporting Parties who serves as a director of JPE GP from carrying out his or her fiduciary or other obligations in her or her respective capacity as a director of JPE GP. Notwithstanding the foregoing, the occurrence of a JPE Adverse Recommendation Change shall not release any of the Supporting Parties from the obligation to vote their Covered Units in favor of the approval and adoption of the Merger Agreement, the Merger and all other transactions contemplated by the Merger Agreement as set forth in Article II and Section 4.1.

2.3. Acknowledgement of Affiliate Unit Consideration. Each of Lonestar and JPE Development hereby acknowledges and agrees that in consideration for all of its Common Units and Subordinated Units, upon consummation of the Merger such Common Units and Subordinated Units shall be converted into the right to the right to receive AMID Units at the Affiliate Exchange Ratio pursuant to the terms set forth in the Merger Agreement.

2.4. Purchase Right of AMID for Series C Preferred Units.

(a) Magnolia covenants and agrees that, effective as of the Effective Time, AMID shall have the right, but shall have no obligation, to require Magnolia to sell, assign and transfer, and AMID shall have the right to purchase from Magnolia, 3,571,429 Series C Preferred Units (the “Option Units”) held by Magnolia (the “Series C Purchase Right”). The purchase price to be paid by AMID in connection with the exercise of the Series C Purchase Right shall be $50,000,000 plus any and all accrued and unpaid distributions to, but not including, the Closing Date (the “Series C Unit Purchase Price”).

(b) Subject to Section 2.4(c) hereof, at the Effective Time, AMID shall exercise the Series C Purchase Right in whole, but not in part, and Magnolia hereby agrees to sell, assign and transfer all of the then outstanding Series C Preferred Units held by Magnolia for the Series C Unit Purchase Price, and take such further actions as are necessary and reasonably requested by AMID to effectively transfer and assign such Series C Preferred Units to AMID. The Series C Call Right (as defined in the AMID Partnership Agreement) existing prior to the date hereof pursuant to the terms of the AMID Partnership Agreement, shall not be impacted by the Series C Purchase Right granted under this Agreement and shall remain in full force and effect in accordance with its terms.

(c) Prior to the Effective Time, AMID shall have the right to rescind its exercise of the Series C Purchase Right by providing Magnolia written notice thereof no later than three (3) Business Days prior to the Closing Date. If AMID elects to rescind its exercise of the Series C Purchase Right pursuant to this Section 2.4(c), then the Series C Purchase Right shall continue and be exercisable at AMID’s discretion in whole, but not in part, at any time prior to April 24, 2017.

2.5. Adoption and Approval of the AMID Partnership Agreement Amendment. AMID GP hereby agrees to adopt the AMID Partnership Agreement Amendment set forth in Exhibit A hereto to be effective as of the Effective Time. Each of HPIP and Magnolia Partners, in its capacity as a record and beneficial owner of the Series A-1 Convertible Preferred Units and Series A-2 Convertible Preferred Units, respectively, hereby agrees to vote such AMID Units or to execute a written consent in respect of such AMID Units, in favor of the approval and adoption of the AMID Partnership Agreement Amendment in the event such adoption becomes subject to AMID unitholder approval.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

3.1. Representations and Warranties of the Supporting Parties. Each of the Supporting Parties (except to the extent otherwise provided herein) hereby severally, but not jointly, represent and warrant to AMID as follows:

(a) Good Standing. Such Supporting Party is a limited partnership or limited liability company duly formed, validly existing and in good standing under the laws of the jurisdiction of its organization.

(b) Organization; Authorization; Validity of Agreement; Necessary Action. Such Supporting Party has the requisite power and authority and/or capacity to execute and deliver this Agreement, to carry out its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery by such Supporting Party of this Agreement, the performance by it of the obligations hereunder and the consummation of the transactions contemplated hereby have been duly and validly authorized by such Supporting Party and no other actions or proceedings on the part of such Supporting Party to authorize the execution and delivery of this Agreement, the performance by it of the obligations hereunder or the consummation of the transactions contemplated hereby are required. This Agreement has been duly executed and delivered by such Supporting Party and, assuming the due authorization, execution and delivery of this Agreement by the other parties hereto, constitutes a legal, valid and binding agreement of such Supporting Party, enforceable against it in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equitable principles.

(c) Ownership. Such Supporting Party is the owner of record of such Supporting Party’s Covered Units. Except for Common Units that are owned of record by a Supporting Party that may be deemed to be beneficially owned by an Affiliate of such Supporting Party, the Covered Units owned by such Supporting Party are all of the Units owned of record or beneficially owned by such Supporting Party or its Subsidiaries as of the date hereof. Subject to the terms of this Agreement, such Supporting Party (or any of their Affiliates who acquire any Covered Units from such Supporting Party) has and will have at all times through the Closing Date sole voting power (including the right to control such vote as contemplated herein), sole power of disposition, sole power to issue instructions with respect to the matters set forth in Section 2.1, and sole power to agree to all of the matters set forth in this Agreement, in each case with respect to all of the Covered Units owned by such Supporting Party at all times through the Closing Date.

(d) No Violation. Neither the execution and delivery of this Agreement by such Supporting Party nor the performance by it of its obligations under this Agreement will (i) result in a violation or breach of or conflict with any provisions of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination, cancellation of, or give rise to a right of purchase under, or accelerate the performance required by, or result in a right of termination or acceleration under, or result in the creation of any Lien upon any of the properties, rights or assets, including any Covered Units, owned by any Supporting Party, or result in being declared void, voidable, or without further binding effect, or otherwise result in a detriment to it under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, contract, lease, agreement or other instrument or obligation of any kind to which such Supporting Party is a party or by which it or any of its respective properties, rights or assets may be bound, (ii) violate any judgments, decrees, injunctions, rulings, awards, settlements, stipulations or orders (collectively, “Orders”) or laws applicable to such Supporting Party or any of its properties, rights or assets or (iii) result in a violation or breach of or conflict with its organizational and governing documents.

(e) Consents and Approvals. No consent, approval, Order or authorization of, or registration, declaration or filing with, any governmental authority is necessary to be obtained or made by either of the Supporting Parties in connection with such Supporting Party’s execution, delivery and performance of this Agreement or the consummation by such Supporting Party of the transactions contemplated hereby, except for any requirements under the Exchange Act in connection with this Agreement and the transactions contemplated hereby.

(f) Reliance by AMID. Each of the Supporting Parties understands and acknowledges that AMID is entering into the Merger Agreement in reliance upon the execution and delivery of this Agreement and the representations, warranties, covenants and obligations of such Supporting Party contained herein.

3.2. Representations and Warranties of AMID. AMID hereby represents and warrants to each of the Supporting Parties that (a) it is a limited partnership duly formed, validly existing and in good standing under the laws of the State of Delaware and (b) the execution and delivery of this Agreement by AMID and the consummation of the transactions contemplated hereby, including the purchase of the Option Units upon exercise of the Series C Purchase Right, have been duly authorized by all necessary action on the part of AMID GP in its capacity as general partner of AMID.

ARTICLE IV

GRANT OF IRREVOCABLE PROXY; APPOINTMENT OF PROXY

4.1. Grant of Irrevocable Proxy; Appointment of Proxy. FROM AND AFTER THE DATE HEREOF UNTIL THE TERMINATION DATE, EACH SUPPORTING PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY GRANTS TO, AND APPOINTS, AMID AND ANY DESIGNEE OF AMID, EACH OF THEM INDIVIDUALLY, SUCH SUPPORTING PARTY’S PROXY AND ATTORNEY-IN-FACT (WITH FULL POWER OF SUBSTITUTION) TO VOTE (OR EXERCISE A WRITTEN CONSENT WITH RESPECT TO) THE COVERED UNITS SOLELY IN ACCORDANCE WITH ARTICLE 2; PROVIDED THAT NOTWITHSTANDING THE GRANT OF THIS IRREVOCABLE PROXY, EACH SUPPORTING PARTY MAY VOTE ITS COVERED UNITS IN ACCORDANCE WITH ARTICLE 2 BY PROXY OR OTHERWISE. THIS PROXY IS IRREVOCABLE (UNTIL THE TERMINATION DATE AND EXCEPT AS TO ANY PROXY WHOSE DESIGNATION AS A PROXY IS REVOKED BY THE AMID CONFLICTS COMMITTEE) AND COUPLED WITH AN INTEREST AND EACH OF THE SUPPORTING PARTIES WILL, OR WILL CAUSE ITS SUBSIDIARIES TO, TAKE SUCH FURTHER ACTION OR EXECUTE SUCH OTHER INSTRUMENTS AS MAY BE NECESSARY TO EFFECTUATE THE INTENT OF THIS PROXY AND HEREBY REVOKES ANY OTHER PROXY PREVIOUSLY GRANTED BY ANY SUPPORTING PARTY WITH RESPECT TO THE COVERED UNITS (AND EACH OF THE SUPPORTING PARTIES HEREBY REPRESENTS TO AMID THAT ANY SUCH OTHER PROXY IS REVOCABLE).

4.2. Expiration of Proxy. The proxy granted in this Article 4 shall automatically expire as of the Termination Date.

ARTICLE V

OTHER COVENANTS

5.1. Prohibition on Transfers, Other Actions. Each of the Supporting Parties hereby agrees not to (a) Transfer any of the Covered Units, beneficial ownership thereof or voting power therein, except as expressly provided in the Merger Agreement; (b) enter into any agreement, arrangement or understanding, or take any other action, that violates or conflicts with or would reasonably be expected to violate or conflict with, or result in or give rise to a violation of or conflict with, such Supporting Party’s representations, warranties, covenants and obligations under this Agreement; or (c) take any action that could restrict or otherwise affect such Supporting Party’s legal power, authority and right to comply with and perform its covenants and obligations under this Agreement; provided that the foregoing shall not include or prohibit Transfers resulting from pledges or security interests (or the foreclosure thereof) relating to existing or future bona fide loans that do not affect such Supporting Party’s legal power, authority and right to comply with and perform its covenants and obligations under this Agreement.

Notwithstanding anything to the contrary in this Agreement, a Supporting Party may Transfer any or all of the Covered Units, in accordance with applicable law, to any Affiliate of such Supporting Party; provided that prior to and as a condition to the effectiveness of such Transfer, each Person to whom any of such Covered Units or any interest in any of such Covered Units is or may be Transferred shall have executed and delivered to AMID a counterpart of this Agreement pursuant to which such Person shall be bound by all of the terms and provisions of this Agreement as a Supporting Party. Any Transfer in violation of this provision shall be null and void.

5.2. Unit Splits and Unit Distributions. In the event of a unit split, unit distribution or any change in the Units by reason of any split-up, reverse unit split, recapitalization, combination, reclassification, exchange of units or the like, the terms “Covered Units,” “Common Units” and “Subordinated Units” and shall be deemed to refer to and include such Units as well as all such distributions and any securities of JPE into which or for which any or all of such Units may be changed or exchanged or which are received in such transaction.

5.3. Unitholder Capacity. Except for the Series C Purchase Right granted pursuant to Article II hereof and the AMID Partnership Agreement Amendment as set forth in Section 2.5, the parties hereto acknowledge that this Agreement is being entered into by each Supporting Party solely in its capacity as a unitholder of JPE, and nothing in this Agreement shall restrict or limit the ability of any Supporting Party or any of their Affiliates or any employee thereof to take any action in his, her or its capacity as an officer, director or owner thereof to the extent such action is not prohibited by the Merger Agreement or this Agreement.

5.4. Further Assurances. From time to time, at JPE’s or AMID’s request and without further consideration, each of the Supporting Parties shall execute and deliver, or cause its Subsidiaries to execute and deliver, such additional documents and take all such further action as may be reasonably necessary or advisable to effect the actions and consummate the transactions contemplated by this Agreement.

ARTICLE VI

CONDITIONALITY AND TERMINATION

6.1. Conditions to Each Party’s Obligations under this Agreement. Except for the execution of the Merger Agreement, no other conditions precede the respective obligations of each party hereto.

6.2. Termination. The obligations of the Supporting Parties under ARTICLE II and Section 4.1 of this Agreement shall remain in effect until the earliest to occur of (a) the Effective Time, or (b) the termination of the Merger Agreement in accordance with its terms (including after any extension thereof) (such earliest date being referred to herein as the “Termination Date”). After the occurrence of such applicable event, with the exception of Section 2.4 and Article VII hereof and this Section 6.2, the provisions of this Agreement shall terminate and be of no further force or effect. Nothing in this Section 6.2 shall relieve or otherwise limit any party of liability for any breach of this Agreement occurring prior to such Termination Date. Upon termination of this Agreement, no party shall have any further obligations or liabilities under this Agreement.

ARTICLE VII

MISCELLANEOUS

7.1. Publicity. Each Supporting Party hereby permits AMID to include and disclose in the Registration Statement and in such other schedules, certificates, applications, agreements or documents as such entities reasonably determine to be necessary or appropriate in connection with the consummation of the Merger and the transactions contemplated by the Merger Agreement such Supporting Party’s identity and ownership of the Covered Units and the nature of such Supporting Party’s commitments, arrangements and understandings pursuant to this Agreement.

7.2. Notices. Any notice, request, instruction, correspondence or other document to be given hereunder by any party to another party (each, a “Notice”) shall be in writing and delivered in person or by courier service requiring acknowledgment of receipt of delivery or mailed by U.S. registered or certified mail, postage prepaid and return receipt requested, or by telecopier, as follows; provided that copies to be delivered below shall not be required for effective notice and shall not constitute notice:

If to AMID or AMID GP, to:

American Midstream Partners, LP

2103 CityWest Blvd.

Houston, Texas 77002

Attention: General Counsel

With a copy to:

Locke Lord LLP

600 Travis Street, Suite 2800

Houston, Texas 77002

Attention: Gregory C. Hill

Facsimile: (713) 223-3717

If to the Supporting Parties, to:

c/o ArcLight Capital Partners, LLC

200 Clarendon Street, 55th Floor

Boston, Massachusetts 02117

Attention: Christine Miller

Facsimile: (617) 867-4698

With a copy to:

Andrews Kurth Kenyon LLP

600 Travis Street, Suite 4200

Houston, Texas 77002

Fax: (713) 220-4285

Attn: G. Michael O’Leary

Notice given by personal delivery, courier service or mail shall be effective upon actual receipt. Notice given by telecopier shall be confirmed by appropriate answer back and shall be effective upon actual receipt if received during the recipient’s normal business hours, or at the beginning of the recipient’s next Business Day after receipt if not received during the recipient’s normal business hours. All Notices by telecopier shall be confirmed promptly after transmission in writing by certified mail or personal delivery. Any party may change any address to which Notice is to be given to it by giving Notice as provided above of such change of address.

7.3. Interpretation. The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section references are to this Agreement unless otherwise specified. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. This Agreement is the product of negotiation by the parties having the assistance of counsel and other advisers. It is the intention of the parties that this Agreement not be construed more strictly with regard to one party than with regard to the others.

7.4. Entire Agreement. This Agreement and, solely to the extent of the defined terms referenced herein, the Merger Agreement, the AMID Partnership Agreement and the JPE Partnership Agreement, together with the exhibits annexed hereto, embody the complete agreement and understanding among the parties hereto with respect to the subject matter hereof and supersede and preempt any prior understandings, agreements or representations by or among the parties, written and oral, that may have related to the subject matter hereof in any way.

7.5. Governing Law; Jurisdiction; Waiver of Jury Trial. To the maximum extent permitted by applicable Law, the provisions of this Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware, without regard to principles of conflicts of law. Each of the parties hereto agrees that this Agreement involves at least $100,000 and that this Agreement has been entered into in express reliance upon 6 Del. C. § 2708. Each of the parties hereto irrevocably and unconditionally confirms and agrees that it is and shall continue to be (a) subject to the jurisdiction of the courts of the State of Delaware and of the federal courts sitting in the State of Delaware, and (b) subject to service of process in the State of Delaware. EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY (I) CONSENTS AND SUBMITS TO THE EXCLUSIVE JURISDICTION OF ANY FEDERAL OR STATE COURT LOCATED IN THE STATE OF DELAWARE, INCLUDING THE DELAWARE COURT OF CHANCERY IN AND FOR NEW CASTLE COUNTY (THE “DELAWARE COURTS”) FOR ANY ACTIONS, SUITS OR PROCEEDINGS ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT (AND AGREES NOT TO COMMENCE ANY LITIGATION RELATING THERETO EXCEPT IN SUCH COURTS), (II) WAIVES ANY OBJECTION TO THE LAYING OF VENUE OF ANY SUCH LITIGATION IN THE DELAWARE COURTS AND AGREES NOT TO PLEAD OR CLAIM IN ANY DELAWARE COURT THAT SUCH LITIGATION BROUGHT THEREIN HAS BEEN BROUGHT IN ANY INCONVENIENT FORUM, (III) WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT AND (IV) AGREES THAT SERVICE OF PROCESS UPON SUCH PARTY IN ANY SUCH ACTION OR PROCEEDING SHALL BE EFFECTIVE IF SUCH PROCESS IS GIVEN AS A NOTICE IN ACCORDANCE WITH SECTION 7.2 OR IN ANY MANNER PRESCRIBED BY THE LAWS OF THE STATE OF DELAWARE.

7.6. Amendment; Waiver. This Agreement may not be amended except by an instrument in writing signed by AMID, AMID GP and each of the Supporting Parties. Each party may waive any right of such party hereunder by an instrument in writing signed by such party and delivered to the other parties hereto.

7.7. Remedies.

(a) Each party hereto acknowledges that monetary damages would not be an adequate remedy in the event that any covenant or agreement in this Agreement is not performed in accordance with its terms, and it is therefore agreed that, in addition to and without limiting any other remedy or right it may have, the non-breaching party will have the right to an injunction, temporary restraining order or other equitable relief in any court of competent jurisdiction enjoining any such breach and enforcing specifically the terms and provisions hereof. Each party hereto agrees not to oppose the granting of such relief in the event a court determines that such a breach has occurred, and to waive any requirement for the securing or posting of any bond in connection with such remedy.

(b) All rights, powers and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity shall be cumulative and not alternative, and the exercise or beginning of the exercise of any thereof by any party shall not preclude the simultaneous or later exercise of any other such right, power or remedy by such party.

7.8. Successors and Assigns; Third Party Beneficiaries. Neither this Agreement nor any of the rights or obligations of any party under this Agreement shall be assigned, in whole or in part (by operation of law or otherwise), by any party without the prior written consent of the other parties hereto. Subject to the foregoing, this Agreement shall bind and inure to the benefit of and be enforceable by the parties hereto and their respective successors and permitted assigns. Nothing in this Agreement, express or implied, is intended to confer on any Person other than the parties hereto or the parties’ respective successors and permitted assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement.

7.9. Severability. If any term or other provision of this Agreement is invalid, illegal, or incapable of being enforced by any rule of applicable Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated by this Agreement are not affected in any manner materially adverse to any party hereto. Upon such determination that any term or other provision is invalid, illegal, or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties hereto as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement are consummated as originally contemplated to the fullest extent possible.

7.10. Execution. This Agreement may be executed in multiple counterparts each of which shall be deemed an original and all of which shall constitute one instrument.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed (where applicable, by their respective officers or other authorized Person thereunto duly authorized) as of the date first written above.

AMID:

AMERICAN MIDSTREAM PARTNERS, LP

By:	American Midstream GP, LLC,
its general partner

	By:	/s/ Lynn L. Bourdon III
	Name:	Lynn L. Bourdon III
	Title:	Chief Executive Officer

AMID GP:

AMERICAN MIDSTREAM GP, LLC

By:	/s/ Lynn L. Bourdon III
Name:	Lynn L. Bourdon III
Title:	Chairman, President and Chief Executive Officer

MAGNOLIA:

MAGNOLIA INFRASTRUCTURE HOLDINGS, LLC

By:	/s/ Daniel R. Revers
Name:	Daniel R. Revers
Title:	President

MAGNOLIA PARTNERS:

MAGNOLIA INFRASTRUCTURE PARTNERS, LLC

By:	/s/ Daniel R. Revers
Name:	Daniel R. Revers
Title:	President

SUPPORT AGREEMENT	SIGNATURE PAGE

HIGH POINT:

HIGH POINT INFRASTRUCTURE PARTNERS, LLC

By:	/s/ Daniel R. Revers
Name:	Daniel R. Revers
Title:	President

BUSBAR:

BUSBAR II, LLC

By:	/s/ Daniel R. Revers
Name:	Daniel R. Revers
Title:	President

LONESTAR:

LONESTAR MIDSTREAM HOLDINGS LLC

By:	/s/ Daniel R. Revers
Name:	Daniel R. Revers
Title:	President

JPE DEVELOPMENT:

JPE ENERGY DEVELOPMENT, LP

By:	JP Energy Development GP, LLC
General Partner

	By:	/s/ Patrick J. Welch
	Name:	Patrick J. Welch
	Title:	Executive Vice President and Chief
Financial Officer

JPE DEVELOPMENT GP:

JP ENERGY DEVELOPMENT GP, LLC

By:	/s/ Patrick J. Welch
Name:	Patrick J. Welch
Title:	Executive Vice President and Chief
Financial Officer

SUPPORT AGREEMENT	SIGNATURE PAGE

AL:

AL LONESTAR LLC

By:	/s/ Daniel R. Revers
Name:	Daniel R. Revers
Title:	President

SUPPORT AGREEMENT	SIGNATURE PAGE

EXHIBIT A

AMID PARTNERSHIP AGREEMENT AMENDMENT

SUPPORT AGREEMENT	EXHIBIT A

AMENDMENT NO. 2 TO

FIFTH AMENDED AND RESTATED AGREEMENT OF LIMITED

PARTNERSHIP OF

AMERICAN MIDSTREAM PARTNERS, LP

This Amendment No. 2 (this “Amendment”) to the Fifth Amended and Restated Agreement of Limited Partnership of American Midstream Partners, LP (the “Partnership”), dated as of April 25, 2016, as amended by Amendment No. 1 to the Fifth Amended and Restated Agreement of Limited Partnership of the Partnership, dated as of May 1, 2016 (as so amended, the “Partnership Agreement”), is hereby adopted effective as of                     , 2016 by American Midstream GP, LLC, a Delaware limited liability company (the “General Partner”), as general partner of the Partnership, pursuant to the authority granted to it in Section 5.6, Section 5.12(b)(v), and Section 13.1 of the Partnership Agreement. Capitalized terms used but not defined herein have the meaning given such terms in the Partnership Agreement.

WHEREAS, Section 13.1(g) of the Partnership Agreement provides, in part, that, except as set forth in Sections 5.12(b)(v) of the Partnership Agreement, the General Partner, without the approval of any Partner, may amend any provision of the Partnership Agreement to reflect a change that the General Partner determines is necessary or appropriate in connection with the creation, authorization or issuance of any class or series of Partnership Interests; and

WHEREAS, Section 5.12(b)(v)(B) of the Partnership Agreement provides that the affirmative vote of the Record Holders of a majority of the Outstanding Series A Preferred Units, voting separately as a class based upon one vote per Series A Preferred Unit, shall be necessary on any matter that adversely affects any of the rights, preferences and privileges of the Series A Preferred Units or amends or modifies any of the terms of the Series A Preferred Units; and

WHEREAS, the amendment of the terms of the Series A Preferred Units to be effected by this Amendment have been approved by the written consent of the Record Holders of all of the Outstanding Series A Preferred Units; and

WHEREAS, the Board of Directors of the General Partner has determined that the standards specified in Section 13.1(g) and Section 5.12(b)(v)(B) are satisfied with respect to the amendments to be made by this Amendment; and

WHEREAS, the General Partner deems it in the best interest of the Partnership to effect this Amendment in order to (i) amend the terms and provisions of the Series A Preferred Units as set forth herein, and (ii) provide for such other matters as are provided herein.

NOW THEREFORE, the General Partner does hereby amend the Partnership Agreement as follows:

A.	Amendment. The Partnership Agreement is hereby amended as follows:

a.	Section 1.1 is hereby amended to add or restate, as applicable, the following definitions in the appropriate alphabetical order:

“Merger” means the merger of JP Energy Partners LP, a Delaware limited partnership (“JPE”), with and into Argo Merger Sub, LLC, a Delaware limited liability company and a wholly-owned subsidiary of the Partnership (“Merger Sub”), with JPE surviving such merger as a wholly-owned subsidiary of the Partnership, pursuant to the terms of that certain Merger Agreement, dated as of October 23, 2016, by and among the Partnership, the General Partner, JPE, JP Energy GP II LLC, Merger Sub and Argo Merger GP Sub, LLC.

“Series A Third PIK Payment Amount” means a number of Series A PIK Preferred Units equal to the quotient of (i) the greater of (x) $0.4125 and (y) the Series A Distribution Amount, divided by (ii) the Series A Adjusted Issued Price.

b.	Section 5.12(b)(ii)(A) is hereby amended to amend and restate in its entirety the fourth sentence thereof as follows:

For the Quarter ending June 30, 2014, and for each Quarter thereafter through and including the Quarter ending immediately prior to the Quarter in which the Merger is consummated, the Series A Quarterly Distribution on each Outstanding Series A Preferred Unit shall be paid in a number of Series A PIK Preferred Units equal to the Series A Second PIK Payment Amount; provided that, in the discretion of the General Partner, which determination shall be made prior to the Record Date for the relevant quarter, the Series A Quarterly Distribution may be paid as (x) an amount in cash up to the greater of (a) $0.50 and (b) the Series A Distribution Amount, and (y) a number of Series A PIK Preferred Units equal to (a) the remainder of (i) the greater of (I) $0.50 and (II) the Series A Distribution Amount less (ii) the amount of cash paid pursuant to clause (x), divided by (b) the Series A Adjusted Issue Price. For the Quarter in which the Merger is consummated and each Quarter thereafter, the Series A Quarterly Distribution on each Outstanding Series A Preferred Unit shall be paid in a number of Series A PIK Preferred Units equal to the Series A Third PIK Payment Amount; provided that, in the discretion of the General Partner, which determination shall be made prior to the Record Date for the relevant Quarter, the Series A Quarterly Distribution may be paid as (x) an amount in cash up to the greater of (a) $0.4125 and (b) the Series A Distribution Amount, and (y) a number of Series A PIK Preferred Units equal to the quotient of (a) the remainder of (i) the greater of (I) $0.4125 and (II) the Series A Distribution Amount less (ii) the amount of cash paid pursuant to clause (x), divided by (b) the Series A Adjusted Issue Price.

B.	Agreement in Effect. Except as hereby amended, the Partnership Agreement shall remain unchanged and unmodified and in full force and effect.

C.	Applicable Law. This Amendment shall be construed in accordance with and governed by the laws of the State of Delaware, without regard to principles of conflicts of laws that would apply the laws of any other state.

D.	Severability. Each provision of this Amendment shall be considered severable and if for any reason any provision or provisions herein are determined to be invalid, unenforceable or illegal under any existing or future law, such invalidity, unenforceability or illegality shall not impair the operation of or affect those portions of this Amendment that are valid, enforceable and legal.

E.	Counterparts. This Amendment may be executed in any number of counterparts, each of which shall be any original, but such counterparts shall together constitute but one and the same instrument.

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SUPPORT AGREEMENT	EXHIBIT A

IN WITNESS WHEREOF, the undersigned have executed this Amendment effective as of                     , 2016.

American Midstream Partners, LP

By:	American Midstream GP, LLC, its General Partner

By:
Name:	Eric T. Kalamaras
Title:	Senior Vice President and Chief Financial Officer

SUPPORT AGREEMENT	EXHIBIT A

The undersigned hereby consents to the adoption of Amendment No. 2 to Fifth Amended and Restated Agreement of Limited Partnership of American Midstream Partners, LP effective as of                     , 2016.

RECORD HOLDERS OF ALL OF THE SERIES A PREFERRED UNITS:

MAGNOLIA INFRASTRUCTURE
PARTNERS, LLC

By:
Name:	Daniel R. Revers
Title:	President

HIGHPOINT INFRASTRUCTURE
PARTNERS, LLC

By:
Name:	Daniel R. Revers
Title:	President